Exhibit 16.1-Auditor letter to Commission

Moe O'Shaugnessy & Associates, P.S.
Certified Public Accountants

March 26, 2012

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N.W.
Washington DC  20549

Re:  Electronic Systems Technology, Inc.

Commission File Number 000-27793

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Electronic Systems Technology, Inc. in Item 4.01 of its Form 8-K dated March 26, 2012, captioned “Changes in Registrant’s Certifying Accountant”.

We hereby consent to the filing of this letter as an exhibit to the forgoing report on Form 8-K.

Sincerely,

/s/Genevieve E. Anderson, CPA

Moe O’Shaughnessy & Associates, P.S.
Spokane, Washington

427 W. Sinto Avenue, Ste. 200, Spokane, Washington 99201
Phone (509) 325-4900  Fax (509) 325-9345 E-Mail moaps@moaps.net